                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                     National Patent Development Corporation
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of Class of Securities)

                                   3763951098
                                 (CUSIP Number)

                                December 31, 2006
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   Page 1 of 8

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--------------------                                           -----------------
CUSIP No. 3763951098                   13G                     Page 2 of 8 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Bedford Oak Partners, L.P. 06-1504646
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED        2,431,500 (see Item 4)
 BY EACH REPORTING   -----------------------------------------------------------
    PERSON WITH      7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,431,500 (see Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,431,500 (see Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.6% (see Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------


                               Page 2 of 8 Pages

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--------------------                                           -----------------
CUSIP No. 3763951098                   13G                     Page 3 of 8 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Bedford Oak Advisors, LLC 13-4007124
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          0
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED        2,431,500 (see Item 4)
 BY EACH REPORTING   -----------------------------------------------------------
    PERSON WITH      7    SOLE DISPOSITIVE POWER

                          0
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,431,500 (see Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,431,500 (see Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.6% (see Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------


                                Page 3 of 8 Pages

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--------------------                                           -----------------
CUSIP No. 3763951098                    13G                    Page 4 of 8 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Harvey P. Eisen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)  [ ]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          6,058
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED        2,431,500 (see Item 4)
 BY EACH REPORTING   -----------------------------------------------------------
    PERSON WITH      7    SOLE DISPOSITIVE POWER

                          6,058
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          2,431,500 (see Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,438,008 (see Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.7% (see Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

*    SEE INSTRUCTION BEFORE FILLING OUT


                                Page 4 of 8 Pages

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ITEM 1(A)           NAME OF ISSUER:

                    National Patent Development Corporation ("the Company")

ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    777 Westchester Avenue
                    White Plains, New York 10604

ITEMS 2(A) AND 2(B) NAME OF PERSON FILING AND BUSINESS OFFICE:

                    This statement is filed by: (i) Bedford Oak Partners, L.P.("BOP"); (ii) Bedford Oak Advisors, LLC ("Investment Manager") in its capacity as the investment manager of BOP; and (iii) Harvey P. Eisen, in his capacity as managing member of the Investment Manager. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York 10549.

                    BOP, the Investment Manager and Harvey P. Eisen have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

ITEM 2(C)           CITIZENSHIP:

                    BOP is a Delaware limited partnership
                    The Investment Manager is a Delaware limited liability company
                    Mr. Eisen is a United States citizen.

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.01 per share ("Common Stock")

ITEM 2(E)           CUSIP NUMBER:

                    3763951098

ITEM 3              Not Applicable

ITEM 4              OWNERSHIP:

                    The percentages used herein are calculated based upon 17,859,016 shares of Common Stock issued and outstanding as of November 10, 2006, as disclosed by the Company in its quarterly report filed on Form 10-Q for the period ending September 30, 2006.


                                Page 5 of 8 Pages

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                    As of the close of business on February 13, 2007:

                    1. Bedford Oak Partners, L.P.

                    (a) Amount beneficially owned: -2,431,500-

                    (b) Percent of class: 13.6%

                    (c) (i) Sole power to vote or direct the vote: -0-

                    (ii) Shared power to vote or direct the vote: -2,431,500-

                    (iii) Sole power to dispose or direct the disposition: -0-

                    (iv) Shared power to dispose or direct the disposition:
                         -2,431,500-

                    2. Bedford Oak Advisors, LLC

                    (a) Amount beneficially owned: -2,431,500-

                    (b) Percent of class: 13.6%

                    (c) (i) Sole power to vote or direct the vote: -0-

                    (ii) Shared power to vote or direct the vote: -2,431,500-

                    (iii) Sole power to dispose or direct the disposition: -0-

                    (iv) Shared power to dispose or direct the disposition:
                         -2,431,500-

                    3. Harvey P. Eisen

                    (a) Amount beneficially owned: -2,431,500-

                    (b) Percent of class: 13.7%

                    (c) (i) Sole power to vote or direct the vote: -6,058-

                    (ii) Shared power to vote or direct the vote: -2,431,500-

                    (iii) Sole power to dispose or direct the disposition:
                          -6,058-

                    (iv) Shared power to dispose or direct the disposition:
                         -2,431,500-

                    The Investment Manager controls 2,431,500 shares of Common Stock in its capacity as the investment manager of Bedford Oak Partners, L.P., which owns 2,431,500 shares of Common Stock. Harvey P. Eisen controls 2,431,500 shares of Common Stock in his capacity as the managing member of the Investment Manager and controls 6,058 shares of Common Stock in his individual capacity.

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    Not Applicable

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not Applicable


                                Page 6 of 8 Pages

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ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not Applicable

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                    Not Applicable

ITEM 10             CERTIFICATION:

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 8 Pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

BEDFORD OAK PARTNERS, L.P.

By: Bedford Oak Management, LLC, its
    General Partner


By: /s/ Harvey P. Eisen
    ---------------------------------
Name: Harvey P. Eisen
Title: Chairman and Managing Member


BEDFORD OAK ADVISORS, LLC


By: /s/ Harvey P. Eisen
    ---------------------------------
Name: Harvey P. Eisen
Title: Chairman and Managing Member


HARVEY P. EISEN


/s/ Harvey P. Eisen
-------------------------------------


                                Page 8 of 8 Pages

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                                  EXHIBIT INDEX

EXHIBIT 99.1: Joint Filing Agreement, dated February 14, 2007, by and among
              Bedford Oak Partners, L.P., Bedford Oak Advisors, LLC and Harvey
              P. Eisen.